EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2019 on the 2018 and 2017 consolidated financial statements included in the Annual Report of Social Reality, Inc. on Form 10-K for each of the years in the two-year period ended December 31, 2018. We hereby consent to the incorporation by reference of said report in the Registration Statements of Social Reality, Inc. on Form S-8 (File No. 333-206792) and its Registration Statements on Form S-3, (File Nos. 333-225725). 333-221970, 333-218131, 333-215791, 333-214644, and 333-214646).

//s// RBSM, LLP

New York, New York
April 16, 2019